Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2012 FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS

HAYWARD, Calif., March 26, 2013 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter and fiscal year ended December 31, 2012.

Fourth Quarter and Fiscal Year 2012 Financial Results:

Total operating expenses for the fourth quarter ended December 31, 2012 were $8.1 million, as compared to $11.1 million for the third quarter ended September 30, 2012. The decrease in operating expenses for the period is related primarily to the reduced clinical activity following the completion of the PEARL-SC study.

Total operating expenses for the fiscal year ended December 31, 2012 were $55.9 million, as compared to $93.1 million for the fiscal year ended December 31, 2011. The decrease in operating expenses for the period can be attributed to the reduced clinical activity following the completion of the PEARL-SC study and the termination of the VISTA-16 study in early 2012.

Anthera ended the fourth quarter of 2012 with approximately $24.8 million in cash and cash equivalents and short-term investments. On January 30, 2013, the Company completed a public offering of shares of its common stock resulting in net proceeds of approximately $43.0 million from the sale of 69,696,970 shares, which includes 9,090,909 shares issued upon the exercise in full of the underwriters’ over-allotment option.

The Company intends to host a conference call during the second quarter of 2013 to provide an update on the Company’s clinical development plan.

Recent Management Update:

Sanford Zweifach has been appointed to Anthera’s Board of Directors.  Mr. Zweifach has over 20 years of extensive experience in the areas of corporate partnering, business development, operational and P&L experience, private and public investing and capital-raising in the life sciences industry. He currently serves as the Chief Executive Officer of Ascendancy Healthcare, Inc.  From 2005 until mid-2011, Mr. Zweifach was a Partner at Reedland Capital Partners, a boutique investment bank, where he headed its life sciences M&A and advisory efforts. Prior to joining Reedland, he was the CEO of Pathways Diagnostics, a biomarker development company. From 1997 to 2004 he was a Managing Director/CFO of Bay City Capital.  He received his BA in Biology from UC San Diego and holds an MS in Human Physiology from UC Davis.

“I am excited to welcome Sandy to the Anthera Board of Directors,” said Dr. Christopher Henney, Ph.D., Anthera’s Chairman of the Board. “His extensive expertise in commercial development and pharmaceutical transactions will be invaluable as we continue to move forward with the development of blisibimod.”

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune disorders.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.

	ANTHERA PHARMACEUTICALS, INC.
	A Development Stage Company
	STATEMENT OF OPERATIONS
	(unaudited)
	(in thousands except share and per share data)
	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2012	2011	2012	2011
OPERATING EXPENSE:
Research and development	$7,089	$26,832	$49,219	$85,281
General and administrative	1,000	1,597	6,715	7,857
Total operating expense	8,089	28,429	55,934	93,138
LOSS FROM OPERATIONS:	(8,089)	(28,429)	(55,934)	(93,138)
OTHER (EXPENSE)/INCOME:
Other (expense) income	(27)	185	(111)	606
Interest expense	(797)	(912)	(3,354)	(2,803)
Total other income (expense)	(824)	(727)	(3,465)	(2,197)
NET LOSS	$(8,913)	$(29,156)	$(59,399)	$(95,335)
Net loss per share—basic and diluted	$(0.11)	$(0.71)	$(1.03)	$(2.55)
Weighted-average number of shares used in per share calculation—basic and diluted	79,120,940	40,916,666	57,803,491	37,417,775

	ANTHERA PHARMACEUTICALS, INC. A Development Stage Company BALANCE SHEET DATA (unaudited) (in thousands except share amounts)
	December 31, 2012	December 31, 2011

Cash and cash equivalents	$19,431	$65,624
Short term investments	$5,322	$1,746
Total assets	$26,445	$69,493
Total current liabilities, excluding current portion of notes payable	$9,421	$26,078
Total notes payable	$20,550	$24,331
Deficit accumulated during development stage	$(260,378)	$(200,979)
Total shareholders’ equity(deficit)	$(3,526)	$19,084

Common shares outstanding	79,151,592	40,933,354